NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Scott Thien
April 25, 2024	Senior Internal Communications Lead
sthien@fhlbi.com | 317-902-3103

Federal Home Loan Bank of Indianapolis Announces First Quarter 2024 Dividends, Reports Earnings
INDIANAPOLIS — Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") declared its first quarter 2024 dividends on Class B-2 activity-based capital stock and Class B-1 non-activity-based stock at annualized rates of 9.50% and 4.50%, respectively. The higher dividend rate on activity-based stock reflects the Board's discretion under the Bank's capital plan to reward members that use FHLBank Indianapolis in support of their liquidity needs.

The dividends will be paid in cash on April 26, 2024.

Earnings Highlights
Net income, for the first quarter of 2024, was $95 million, an increase of $3 million compared to the corresponding quarter in the prior year. The increase was primarily due to higher earnings on the portion of the Bank's assets funded by its capital1, driven substantially by the increase in market interest rates. However, such increase was substantially offset by net gains on the extinguishment of consolidated obligations in the corresponding quarter that did not occur in the current quarter.

Affordable Housing Program Allocation

The Bank's Affordable Housing Program ("AHP") provides grant funding to support housing for low- and moderate-income families in communities served by its Michigan and Indiana members. Full-year 2024 AHP allocations will be available to the Bank's members in 2025 to help address their communities' affordable housing needs, including construction, rehabilitation, accessibility improvements and homebuyer down-payment assistance.

1     FHLBank Indianapolis earns interest income on advances to and mortgage loans purchased from its Michigan and Indiana member financial institutions, as well as on long- and short-term investments. Net interest income is primarily determined by the size of the Bank's balance sheet and the spread between the interest earned on its assets and the interest cost of funding with consolidated obligations. Because of the Bank's inherent relatively low interest-rate spread, it has historically derived a substantial portion of its net interest income from deploying its interest-free capital in floating-rate assets.

For the three months ended March 31, 2024, AHP assessments2 totaled $11 million. In addition, as part of the Bank's commitment to allocate voluntary funding in 2024 of 5% of its net earnings for 2023 to further support its AHP and additional affordable housing, small business and community investment programs, the Bank voluntarily allocated $4 million, which is reported in other expenses. As a result, the Bank's combined required and voluntary allocation for the three-month period totaled $15 million, an increase of $1 million, or 8%, compared to the corresponding period in the prior year.

Condensed Statements of Income

The following table presents unaudited condensed statements of income ($ amounts in millions):

	Three Months Ended March 31,
	2024	2023
Interest income (a)	$1,016	$819
Interest expense (a)	887	715
Provision for credit losses	—	—
Net interest income after provision for credit losses	129	104
Other income (b)	9	30
Other expenses	32	31
AHP assessments	11	11

Net income	$95	$92

(a)    Includes hedging gains (losses) and net interest settlements on fair-value hedge relationships. The Bank uses derivatives, specifically interest-rate swaps, to hedge the risk of changes in the fair value of certain of its advances, available-for-sale securities and consolidated obligations. These derivatives are designated as fair-value hedges and, therefore, changes in the estimated fair value of the derivative, and changes in the fair value of the hedged item that are attributable to the hedged risk, are recorded in net interest income.
(b)    Includes impact of purchase discount (premium) recorded through mark-to-market gains (losses) on trading securities and net interest settlements on derivatives hedging trading securities, while generally offsetting interest income on trading securities is included in interest income.

Balance Sheet Highlights
Total assets, at March 31, 2024, were $71.4 billion, a net decrease of $5.2 billion, or 7%, from December 31, 2023, primarily due to decreases in investments.

Advances 3
Advances outstanding, at March 31, 2024, at carrying value, totaled $35.3 billion, a net decrease of $265 million, or 1%, from December 31, 2023. The par value of advances outstanding decreased by 0.1% to $35.8 billion, which included a net decrease in short-term advances of 5% and a net increase in long-term advances of 1%. At March 31, 2024, long-term advances composed 74% of advances outstanding, while short-term advances composed 26%.

2    Each year, Federal Home Loan Banks are required to allocate to the AHP 10% of earnings, defined for this purpose as income before assessments plus interest expense on mandatorily redeemable capital stock.
3     Advances are secured loans that the Bank provides to its member institutions.

The par value of advances outstanding to depository institutions — comprising commercial banks, savings institutions and credit unions — increased by 1%, while advances outstanding to insurance companies decreased by 2%. As a percent of total advances outstanding at par value, at March 31, 2024, advances to commercial banks and savings institutions were 49% and advances to credit unions were 14%, resulting in total advances to depository institutions of 63%, while advances to insurance companies were 37%.

Mortgage Loans Held for Portfolio 4
Mortgage loans held for portfolio, at March 31, 2024, totaled $8.9 billion, a net increase of $239 million, or 3%, from December 31, 2023, as the Bank's purchases from its members exceeded principal repayments by borrowers. Purchases of mortgage loans, for the three months ended March 31, 2024, totaled $418 million.

Liquidity Investments 5

Liquidity investments, at March 31, 2024, totaled $7.0 billion, a net decrease of $5.1 billion, or 42%, from December 31, 2023. However, our liquidity remained well above regulatory requirements and continues to enable the Bank to be a reliable liquidity provider to its members.

Cash and short-term investments decreased by $5.1 billion, or 44%, to $6.4 billion, primarily as a result of market conditions and the lack of availability of short-term investments at attractive interest rates relative to our cost of funds. The portion of U.S. Treasury obligations classified as trading securities decreased by $18 million, or 3%, to $582 million. As a result of this activity, cash and short-term investments represented 92% of the total liquidity investments at March 31, 2024, while U.S. Treasury obligations represented 8%.

Other Investment Securities

Other investment securities, which consist substantially of mortgage-backed securities and U.S. Treasury obligations classified as held-to-maturity or available-for-sale, at March 31, 2024, totaled $19.4 billion, a net decrease of $62 million, or 0.3%, from December 31, 2023.

Consolidated Obligations 6
FHLBank Indianapolis' consolidated obligations outstanding, at March 31, 2024, totaled $65.7 billion, a net decrease of $5.3 billion, or 7%, from December 31, 2023, which reflected lower funding needs associated with the net decrease in the Bank's total assets.

Capital 7
Total capital, at March 31, 2024, was $4.0 billion, a net increase of $224 million, or 6%, from December 31, 2023. The net increase resulted from the increase in accumulated other comprehensive income, issuances of capital stock to support advance activity and growth of retained earnings.
4     The Bank purchases mortgage loans from its members to support its housing mission, provide an additional source of liquidity to its members, and diversify its investments.
5     The Bank's liquidity investments consist of cash, interest-bearing deposits, securities purchased under agreements to resell, federal funds sold and U.S. Treasury obligations.
6     The primary source of funds for FHLBank Indianapolis, and for the other FHLBanks, is the sale of FHLBanks' consolidated obligations in the capital markets. FHLBank Indianapolis is the primary obligor for the payment of the principal and interest on the consolidated obligations issued on its behalf; additionally, it is jointly and severally liable with each of the other FHLBanks for all of the FHLBanks' consolidated obligations outstanding.
7     FHLBank Indianapolis is a cooperative whose member financial institutions and former members own all of its capital stock as a condition of membership and to support outstanding credit products.

The Bank's regulatory capital-to-assets ratio8, at March 31, 2024, was 6.03%, which exceeds all applicable regulatory capital requirements.

Condensed Statements of Condition

The following table presents unaudited condensed statements of condition ($ amounts in millions):

	March 31, 2024	December 31, 2023
Advances	$35,297	$35,562
Mortgage loans held for portfolio, net	8,853	8,614
Liquidity investments	7,031	12,152
Other investment securities (a)	19,389	19,451
Other assets	800	829

Total assets	$71,370	$76,608

Consolidated obligations	$65,739	$71,053
MRCS	367	369
Other liabilities	1,296	1,442
Total liabilities	67,402	72,864

Capital stock (b)	2,357	2,285
Retained earnings (c)	1,583	1,532
Accumulated other comprehensive income (loss)	28	(73)
Total capital	3,968	3,744

Total liabilities and capital	$71,370	$76,608

Total regulatory capital (d)	$4,307	$4,186

Regulatory capital-to-assets ratio	6.03%	5.46%

(a)    Includes held-to-maturity and available-for-sale securities.
(b)    Putable by members at par value.
(c)    Includes restricted retained earnings, at March 31, 2024 and December 31, 2023, of $417 million and $398 million, respectively.
(d)     Consists of total capital less accumulated other comprehensive income plus mandatorily redeemable capital stock.

All amounts referenced above are unaudited. More detailed information about FHLBank Indianapolis' financial condition as of March 31, 2024, and its results for the three months then ended, will be included in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Bank's Quarterly Report on Form 10-Q.

8     Total regulatory capital, which consists of capital stock, mandatorily redeemable capital stock and retained earnings, as a percentage of total assets.

Safe Harbor Statement

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events and performance. Forward-looking statements can be identified by words such as "will," "believes," "may," "temporary," "estimates," and "expects" or the negative of these words or comparable terminology. Each forward-looking statement contained in this news release reflects FHLBank Indianapolis' current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.
Any forward-looking statement contained in this news release speaks only as of the date on which it was made. FHLBank Indianapolis undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by the Bank with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
FHLBank Indianapolis is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to provide access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, including commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions. For more information about FHLBank Indianapolis, visit www.fhlbi.com. Also, follow the Bank on LinkedIn, as well as Instagram and X at @FHLBankIndy.